Exhibit 10.01

EMPLOYMENT AGREEMENT
Party A: ACM Research (Shanghai), Inc.
(Hereinafter: “the Company”)
Party B: (Hereinafter: “the Employee”)
Lisa Feng
Mr/Ms: Lisa Feng

Detailed employee information is to be filled in on the signature page

This Employment Agreement (this “Agreement”) is entered into at Build 4, No.1690 Cai Lun Road, Zhangjiang High-Tech Park, Shanghai on 2022/9/25 in the People’s Republic of China (“PRC”) signed by the following two parties:
COMPANY: ACM Research (Shanghai) Inc.

And

EMPLOYEE: Name of Employee: Lisa Feng
ID Number: [***]
Identification Address: /
Residential address: [***]
This company and the aforementioned individual shall bilaterally and unanimously reach an agreement on the undertakings, terms and conditions to sign the agreement as follows:

1.GENERAL PROVISIONS
This Agreement is based on equality, willingness and mutual agreement in accordance with Labor Law of People’s Republic of China, Labor Contract Law of People’s Republic of China and relevant laws, administrative regulations as well as the actual situation in the Company.
This Agreement is entered into between the Employee and the Company and only comes into effect when this Agreement is signed by both parties.
1.TERM (Termination during probationary period, renewal, and termination) Term
This Agreement is a fixed-term agreement, effective as of 2022/9/25 and shall end on 2025/9/24, unless this agreement is terminated either during the probationary period or in accordance with the company’s relevant policies, rules and regulations.

Renewal and Termination
This Agreement renewal and termination will be under the labor law and with the unanimous consent of both parties; however, a written agreement must be agreed upon at least thirty (30) to ninety (90) days in advance of the end of employment.
1.Employee Obligation & Responsibility
Scope of Work
The Employee shall be employed as the Company’s Chief Financial Officer, and shall have such duties as are commensurate with this position and any related duties now or hereafter assigned to the Employee by the Company.
Observing the Laws and Rules
The Employee must abide by the Company’s rules, regulations, and practices as they may be adapted or modified from time-to-time by the Company, including without limitation the rules contained in the Company’s Employee Handbook (the “Employee Handbook”). The Employee acknowledges and agrees that performing the duties outlined herein in accordance with industry standards and in a high quality and professional manner is essential to protecting the Company’s brand image.
The Employee Handbook will become binding to the Employee when the employment commences. Changes or supplements in the Employee Handbook will be done by Human Resource in collaboration with the management according to the applicable laws and regulations, and officially notify to all employees.

Work Hours
The Employee’s normal work hours shall be eight (8) hours each day, (excluding one hour for lunch break), five (5) days per week, Monday to Friday, for a total of forty (40) working hours per week. The Employee shall work on a shift basis or other non-standard work hours system, if so required by the Company.
Paid Annual Leave
The Company shall grant Employee Fifteen (15) days of totally paid annual leave per calendar year, in addition to the legal public holidays of the PRC. Employee’s paid vacation days shall be taken at such time or times as may be approved by the Company, pro-rated for any partial calendar year of employment. Further comment upon rules and regulations regarding holiday affairs are illustrated in the Employee Handbook.

Labor Protection
The company dedicates to provide a safe and comfortable working environment for its employees. The Company adopts necessary measures and regulations to ensure the Employee has a safe work environment. The Employee should obey the regulation or any rules issued by the company to keep themselves safe.
1.REMUNERATION AND BENEFITS
Salary
The salary together with subsidies, if any, of the Employee during the term of this Agreement shall be according to the salary adjustment record, the salary including the monthly allowance for lunch allowance and the traffic allowance before tax.
The salary of the present month shall be paid at the 30th to the bank accounts of the Employee established by the Company.

Salary amount is strictly confidential and shall be discussed only between the H.R. Department and the Employee or between the direct manager and the Employee.
Performance-related Bonus
The Employee will receive a bonus based on personal performance and company status and the company annual bonus plan approved by the top management in the company. Normally, the bonus review will be handled by the company, and the bonus will be issued before the Chinese New Year.
Only upon fulfillment of the following three conditions, the performance bonus under this article may be granted: (1) the Employee achieves the target stipulated by the Company and achieves the work target setup by his/her supervisors; (2) the Employee is still under employment with the Company when granting the bonus or the employee is continuously worked in a calendar year from Jan. 1st to Dec. 31st; and (3) the Employee has not violated the relevant rules and regulations of the Company nor damaged the Company assets.
Tax Payment
The Employee shall be personally responsible for the individual income tax and any other charges or taxes, if any, associated with the remuneration. The Company will pay salary and remuneration, if any, directly to Employee, after deducting any amount required to be withheld by the Company, acting as the legally obligatory withholder, as individual income tax or otherwise in accordance with applicable law.

Chinese nationals or employees holding a Chinese passport will receive a tax certificate once a year. Employees whose yearly income exceeds one hundred twenty thousand RMB (RMB120,000.00) will be personally responsible for his/her personal tax claim.
Insurance and Welfare
The Company provides the statutory social insurance to the Employee, and additional commercial insurance to match up the daily requirement to the Employee. The detailed policy is listed in the Employee Handbook.
1.EMPLOYEE’S GENERAL OBLIGATIONS
Management of Files
The Employee will separately file work related files as well as collecting any and all documents produced during the performance of duties, projects, tasks and/or other obligations due; the loss deletion or damage of any document is strictly prohibited and will be deemed as a serious breach of this Agreement and the Employee concerned may not be eligible for the performance bonus under Article 4 of this Agreement.
No Other Work and Other Association
During the term of this Agreement, the Employee shall only assume post of and work for the Company. The Employee is not allowed to undertake any other business or professional activity similar or unsimilar to the duties of the Employee, including employment, provide labor service and/or consultation without permission by the Company either directly or indirectly, independently or in association with others.
Confidential Information
Without the prior written approval of the Company, the Employee shall not, during the term or at any time thereafter, disclose to any unauthorized person (including his/her relatives), or use for the Employee’s personal benefit or otherwise any information, knowledge, or data which the Employee receives or develops during the term and that which is confidential, including, but not limited to information contained in business processes, business plan, customer lists, methods, machines, manufacturers, compositions, engineering, research, ideas, concepts, inventions, discoveries, writings, software, or otherwise, or which the Company or any affiliate thereof, has received in confidential from any others; nor shall the Employee disclose to the Company any confidential information of any others. The Employee hereby warrants that the Employee shall hold in confidence all confidential information of the Company.

The Employee covenants that, upon end or termination of the employment due to any reason, the Employee shall deliver to the Company or destroy, at the Company’s request, any and all forms of the files, documents and materials in the Employee’s possession, which may contain the Company’s confidential information.
A breach of this Article of Confidential Information by the Employee constitutes a material breach of this Agreement. The Employee shall be liable for the breach herein, and return to the Company all proceeds gained as resulted from such breach. The Employee shall indemnify the Company against any losses incurred in such breach. Furthermore, the Company also has the right to take punitive actions against the Employee in accordance with relevant labor disciplines and rules, and the Employee concerned may not be eligible for the performance bonus under Article 4 of this Agreement.
Due Practice
During the term of this Agreement, the Employee shall not, and shall not direct any other person, to offer, promise or give to any government official, any political party or official thereof, any candidate for political office, or any other person any money or any other thing of value while knowing or having reason to know that all or a portion of such money or thing of value will be offered, promised, or given directly to any such entity for the purpose of influencing any action, omission, or decision by the recipient in order to obtain or retain business for Company or to direct business to another.
1.TRAINING
The Company requires all Employees to undertake training programs, including compulsory courses and development training courses if the Company considers it appropriate. If the Employee has received training from the Company, and terminates his/her employment pursuant to provisions of this Agreement within two (2) years of completing such training, the Employee shall reimburse the Company of all training related expenses incurred by the Company in providing such training to the Employee on a pro rata basis.
1.END AND TERMINATION OF THIS AGREEMENT
End and Termination of this Agreement
For the conditions related to end or termination of this Agreement, the Company will act in accordance with the relevant regulations of Labor Law of People’s Republic of China, Labor

Contract Law of People’s Republic of China, and the regulations as stipulated in the Employee Handbook.
Handover
No matter for which reason this Agreement ends or terminates, the Employee must fully cooperate with the handover personnel designated by the Company to ensure that his/her duties are successfully transferred to the handover personnel. The Company has the discretion to adopt different handover procedures for different employees.
Before the Employee leaves the Company, the following matters must be delivered:
(1) Company assets held by the Employee (including equipment and facilities assigned by the Company to the Employee);
(2) Personal loans borrowed from the Company;
(3) Outstanding company affairs undertaken by the employee;
(4) Details relating to the company affairs undertaken by the employee;
(5) Various kinds of documents, disks and E-mails relating to the company affairs (including documents, books, technical data, etc.).
After completion of the handover, the Employee shall not keep any copy of the work related materials or electronical copies; the Employee shall not use the work related materials to support any opponent in lawsuit, arbitration or dispute which may have adverse effect to the Company.
The Employee must complete the handover in person. If the handover cannot be conducted by the Employee, a third party can be designated to complete the delivery upon approval by the Company. However, the Employee will still be responsible for the delivery. If the delivery fails to be delivered in time or completely, the Employee will be responsible for the losses or damages incurred to the Company.
1.STATEMENT OF DISPUTE
In the event of a labor dispute, the Employee and the Company will negotiate based on fairness and equality.
If the dispute is not settled within 30 days after the occurrence, the parties have the right to submit to the local labor dispute arbitration committee for arbitration.

If either party is not satisfied with the arbitration ruling, the case may be forwarded to the local People’s Court.
1.NON-CONFLICTING AGREEMENT
The Employee hereby represents and warrants that the execution of this Agreement and the performance of the Employee’s obligations hereunder will not breach or be in conflict with any other agreement to which the Employee is a party or is bound to and that the Employee is not subject to any covenants against competition or similar covenants that would affect the performance of the Employee’s obligations under this Agreement, and all the obligations included in the non-competition agreement or any other agreements which may have influential problems.
1.MISCELLANEOUS
Survival: After the expiration or termination of this agreement, provisions of this agreement shall survive the termination thereof for the settlement of right(s) and obligation(s) produced by this agreement.
Revision in Written Form: No provision of this Agreement may be amended, modified or waived without a written agreement signed by both parties.
Notice: Any notice or other communications shall be delivered by first class certified mail or by registered mail. If the address of the Employee changes, the Employee shall notify the Company within seven days after the effectiveness of such change.
Language: This Agreement is executed in two (2) sets of originals, with each set comprised of and English and Chinese version. If there is any discrepancy between the Chinese version and the English version, the Chinese shall prevail.

[ End of page. Next page is Signature Page. ]
IN WITNESS HEREOF, the parties have executed this Employment Agreement as of the date set forth above.
ACM Research (Shanghai), Inc.
/s/ ACM Research (Shanghai), Inc.
EMPLOYEE:
By/

/s/ Lisa Feng
Printed Name: Lisa Feng
I.D. Card : [***]
I.D. Address: /
Residential Address: [***]
Email: lisa.feng@acmrcsh.com